UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 4, 2021 (October 1, 2021)
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER TECHNOLOGIES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware
(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273		51-0263969

(COMMISSION FILE NUMBER)		(IRS EMPLOYER IDENTIFICATION NO.)

6901 Professional Parkway, Suite 200
Sarasota,	Florida	34240

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)		(ZIP CODE)

(941) 556-2601
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
(FORMER NAME OR ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	ROP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2021, TransCore Holdings, Inc. (the “Seller”) together with Roper Technologies, Inc. (“Roper”) entered into a Membership Interests Purchase Agreement (the “Purchase Agreement”) with ST Engineering Urban Solutions USA Inc. (the “Buyer”) and Singapore Technologies Engineering Ltd., a Singapore corporation and parent of the Buyer, (the “Buyer Parent”). Pursuant to the Purchase Agreement, the Seller has agreed to sell to the Buyer all of the issued and outstanding interests of TransCore Partners, LLC and TLP Holdings, LLC (“TransCore”) for an aggregate purchase price of $2.68 billion in cash, subject to adjustments reflecting cash, indebtedness, working capital and transaction expenses of TransCore as of the closing (such transaction, the “Sale”).

Under the Purchase Agreement, the parties have made customary representations and warranties to each other and have agreed to customary covenants relating to the Sale, including an agreement of Roper not to compete with TransCore for three years following the closing of the Sale. In addition, the Buyer will obtain buy-side representations and warranties insurance as the sole and exclusive remedy for any losses pursuant to the Sale, other than certain tax liabilities for which the Seller and/or Roper may be directly liable. The obligations of the Buyer under the Purchase Agreement have been guaranteed by the Buyer Parent.

The Sale is subject to the satisfaction or waiver of certain customary closing conditions, including the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the Sale must receive (i) authorization from the Committee on Foreign Investment in the United States (“CFIUS”), and (ii) the approval of the Buyer Parent’s stockholders, which such approval is required to be sought by the Buyer Parent at an extraordinary general meeting of its stockholders as promptly and reasonably practicable. There is no financing condition to the obligations of the Buyer to consummate the transaction. Buyer is funding the purchase price through internal cash and the issuance of debt securities. The Purchase Agreement contains certain termination rights, including the right of either party to terminate the Purchase Agreement if the closing of the Sale has not occurred on or before October 1, 2022 (the “Outside Date”), so long as the terminating party is not in breach of the Purchase Agreement. Further, if the Purchase Agreement is terminated due to a failure to receive authorization from CFIUS prior to the Outside Date, the Buyer will owe the Seller a termination fee equal to $120 million.

The above description of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to full text of the Purchase Agreement, a copy of which will be filed as an exhibit to Roper’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2021. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Seller, Roper, Buyer or Buyer Parent. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Technologies, Inc.
(Registrant)

BY:	/S/ John K. Stipancich	Date:	October 4, 2021
John K. Stipancich, Executive Vice President, General Counsel and Corporate Secretary